AGREEMENT CONCERNING ADDITIONAL FACILITIES

         This Agreement concerning additional facilities ("the Agreement"), is made and entered into as of December 27, 1996 by and between AJG Financial Services, Inc., a Delaware corporation ("AJG"), and Covol Technologies, Inc., a Delaware corporation ("Covol").

         Whereas, Covol has represented that it has developed a proprietary process to produce synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines, and other coal derivatives.

         Whereas, AJG proposes to enter into four (4) separate standard Form of Agreements (individually referred to as a "Facility Agreement" and collectively referred to as the "Facility Agreements") between Owner and Design/Builder with Gencor Industries, Inc. ("Contractor") for the construction of four (4) agglomeration facilities within the United States, each to have a production capacity of approximately 30,000 tons per month (individually referred to as a "Facility" and collectively referred to as the "Facilities").

         Now, therefore, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AJG and Covol agree as follows:

         Section 1  Definitions.

         "Coal Briquetting Technology" means intellectual property, inventor's certificates and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, disks, algorithms and other scientific or technical information relating to or used in the proprietary process to produce synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines, and other similar coal derivatives, and the proprietary binder material used in manufacturing synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, in each case owned or controlled by Covol; provided, however, that the defined term "Coal Briquetting Technology" shall not include the proprietary process developed by Covol to produce synthetic coke extrusions and briquettes from coke breeze or any technology other than the processing and production of synthetic coal fuel extrusions or briquettes.

         "Commercial Use" means any usage of the Coal Briquetting Technology for commercial exploitation and any other usage to which Covol grants prior written consent.

         "Covol" has the meaning set forth in the preamble.

         "Contractor" has the meaning set forth in the preamble.

         "Facility" and "Facilities" have the meanings set forth in the preamble.

         "Facility Agreement" and "Facility Agreements" have the meanings set forth in the preamble.

         "Facility Assignment" has the meaning set forth in section 12 hereof.

         "Improvements" has the meaning set forth in section 2.3 hereof.

         "AJG" has the meaning set forth in the preamble.

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* Confidential  material has been omitted from this Exhibit and filed separately with the Securities and Exchange Commission (the "Commission").

         "Royalty" has the meaning set forth in section 3.2 hereof.

         Section 2  License Grant.

                  2.1 General. Subject to the terms and conditions of this Agreement, Covol hereby grants to AJG a license to use the Coal Briquetting Technology for Commercial Use with each Facility, including a license to make, have made, use, and sell or otherwise transfer products which embody, use, or have been developed or manufactured with the Coal Briquetting Technology. AJG may propose the general location for each Facility, and Covol will then have thirty (30) days to approve or disapprove of the general area for each Facility, which approval shall not unreasonably be withheld, taking into account other facilities in the area utilizing Covol's technology, any noncompetition agreements, and like factors.

                  2.2 Know-How and Assistance. To enable AJG to benefit fully from the license of the Coal Briquetting Technology, Covol shall provide reasonable access to documentation, drawings, engineering specifications, and other know-how in its possession that Covol determines is necessary to carry out the purposes of this Agreement; reasonable access to its employees or agents who are familiar with the Coal Briquetting Technology and Improvements to the Coal Briquetting Technology, as defined in section 2.3; and technical advice with regard to the Coal Briquetting Technology as is reasonably requested by AJG. Covol reserves the right to deny access to documentation and other forms of information it deems unnecessary to carry out the purposes of this Agreement.

                  2.3 Improvements. Covol may develop improvements, variations, or modifications ("Improvements") to the Coal Briquetting Technology. The term "Improvements" shall include changes that reduce production costs, improve performance, or increase marketability. Covol hereby grants to AJG a license to utilize the Improvements made by it for Commercial Use, including to make, have made, use, and sell or otherwise transfer products that utilize any such Improvements subject to the terms of this Agreement. It is mutually understood and agreed that all Improvements provided to AJG by Covol shall remain the sole and exclusive property of Covol.

                  2.4 Confidentiality. AJG hereby agrees not to disclose the Coal Briquetting Technology except to its agents, employees, directors, or representatives that have a need to know about the Coal Briquetting Technology in connection with the operation and maintenance of the Facilities and the sale of coal briquettes or extrusions produced by the Facilities.

         Section 3  License Fees and Royalty.

                  3.1 License Fees. AJG shall pay a base license fee to Covol equal to * for each Facility at the commencement of construction of each Facility.

                  3.2 Royalty Amount. As to each Facility, on or before the 15th of the month following the end of each fiscal quarter, AJG shall pay to Covol royalty payments ("Royalty") in an amount equal to the product of (i) * multiplied by (ii) the MM Btu of the extrusions and briquettes sold by AJG during the immediately preceding quarter. If unpaid by the date due, the Royalty shall accrue simple interest at the rate of one (1) percent per month. Beginning on January 1, 1997 and each year thereafter, the Royalty shall be adjusted by * of the increase or decrease in the inflation adjustment provided in Section 29 of the Internal Revenue Code.

         Section 4  Binder.

                  4.1 Sales of Binder.

                           4.1.1  Sale and Purchase.  Upon  the request  of AJG,
from time-to-time, Covol shall sell to AJG a sufficient quantity of proprietary binder material manufactured by Covol as is required to operate

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* Confidential  material omitted and filed separately with the Commission.

each Facility. Covol shall deliver the proprietary binder material to each Facility, at such times and in such amounts as reasonably requested by AJG. Payments for proprietary binder material delivered by Covol during any calender month shall be due and payable to Covol on the 10th business day of the immediately succeeding month. If unpaid by the due date, the payment shall accrue simple interest at the rate of one (1) percent per month.

                           4.1.2  Price.  The price which AJG  shall pay for the
proprietary binder material delivered by Covol during any calender year shall be an amount equal to (i) Covol's direct and actual costs (direct material and labor costs and a percentage of the total overhead costs of Covol reasonably reflecting the ratio of the administrative costs incurred in connection with the manufacture and sale of the proprietary binder material to the total overhead costs of Covol) reasonably incurred to manufacture the proprietary binder material plus (ii) * of the amount determined pursuant to clause (i).

         Section 5 Records; Inspection; Confidentiality. Each party hereto shall keep accurate records containing all data reasonably required for the computation and verification of the amounts to be paid by the respective parties under this Agreement, and shall permit each other party or an independent accounting firm designated by such other party to inspect and/or audit such records during normal business hours upon reasonable advance notice. All costs and expenses incurred by a party in connection with such inspection shall be borne by it. Each party agrees to hold confidential from all third parties all information contained in records examined by or on behalf of it pursuant to this section 5.

         Section 6 Development and Construction of Facilities.

                  6.1 Assistance from Covol. Upon the reasonable request of AJG, Covol agrees to provide assistance from time to time in the development and construction of each of the Facilities. Covol shall also provide, from time to time upon the reasonable request of AJG, assistance to AJG in connection with presentations to potential investors in any of the Facilities.

                  6.2 Reimbursement of Expenses. AJG shall reimburse, on demand, the travel and other similar out-of-pocket expenses of Covol in performing services requested under Section 6.1; provided, however, that Covol shall obtain the prior written approval of AJG for any expenditures in excess of $5,000.

         Section 7  Representations and Warranties.

                  7.1 Authority. Each of Covol and AJG represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been or will be duly authorized on its behalf by all requested action, corporate or otherwise, (ii) it has the full right, power and authority to enter into this Agreement and to carry out the terms of this Agreement, (iii) it has duly executed and delivered this Agreement, and (iv) this Agreement is a valid and binding obligation of it enforceable in accordance with its terms.

                  7.2 No Consent. Each of Covol and AJG represents and warrants that no approval, consent, authorization, order, designation or declaration of any court or regulatory authority or governmental body or any third-party is required to be obtained by it, nor is any filing or registration required to be made therewith by it for the consummation by it of the transactions contemplated under this Agreement.

                  7.3 Intellectual Property Matters.  Covol warrants that it (i)
owns intellectual property, inventor's certificates and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, disks, algorithms, and other scientific or technical information relating to or used in the proprietary process to produce synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines, and other similar coal derivatives, and, the proprietary binder material used

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* Confidential  material omitted and filed separately with the Commission.

in manufacturing synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, and (ii) has the right and power to grant to AJG the licenses granted herein.

         Section 8 Term. This Agreement and the license granted hereunder shall be for the period from the Closing Date to and including January 1, 2008, or the corresponding date under Section 29 of the 1986 Code in the event of an extension of the tax credits available under Section 29 of the 1986 Code.

         Section 9 Waiver. The failure of any party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision or the right thereafter to enforce each and every provision. No waiver by any party, either express or implied, of any breach of any of the provisions of this Agreement shall be construed as a waiver of any other breach of such term or condition.

         Section 10 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         Section 11 Notices. All notices required or permitted to be given under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by telex, facsimile, or other telecommunication device capable of transmitting or creating a written record; or personally. Mailed notices shall be deemed delivered five days after mailing, property addressed. Couriered notices shall be deemed delivered when delivered as addressed, or if the addressee refuses delivery, when presented for delivery notwithstanding such refusal. Telex or telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the following address:

                  Covol:            Covol Technologies, Inc.
                                    3280 North Frontage Road
                                    Lehi, Utah 84084
                                    Telephone:  (801) 768-4481
                                    Telecopier:  (801) 768-4483
                                    Attn.:  Mr. Brent M. Cook

         With a copy to:            Ballard Spahr Andrews & Ingersoll
                                    201 South Main Street, Suite 1200
                                    Salt Lake City, Utah 84111-2215
                                    Telephone:  (801) 531-3000
                                    Telecopier:  (801) 531-3001
                                    Attn.:  Mr. William Marsh

         Buyer:                     AJG Financial Services, Inc.
                                    The Gallagher Centre
                                    Two Pierce Place
                                    Itasca, IL  60143-3141
                                    Telephone:  (312) 285-3500
                                    Telecopier:  (312) 285-3483
                                    Attn.:  Mr. David R. Long

         With a copy to:            Rudnick & Wolfe
                                    203 North LaSalle Street
                                    Chicago, IL  60601-1293

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

                                    Telephone:  (312) 368-4000
                                    Telecopier:  (312) 236-7516
                                    Attn.:  Mr. John R. Mannix, Jr.

         Section 12 Assignment; Sublicenses. This Agreement may be assigned by Covol to any of its wholly-owned subsidiaries. After the payment of the base license fee contemplated under section 3.1 for a Facility, AJG may assign its rights under this Agreement relating to that Facility to persons or entities approved by Covol (a "Facility Assignment").

         Section 13 Further Assurances. Each party agrees, at the request of the other party, at any time and from time to time, to execute and deliver all such further documents, and to take and forbear from all such action, as may be reasonably necessary or appropriate in order more effectively to carry out the provisions of this Agreement.

         Section 14 Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained herein. This Agreement supersedes all prior communications, representations, or agreements, verbal or written, among the parties relating to the subject matter hereof. This Agreement may not be amended except in writing signed by the parties hereto.

         Section 15   Governing  Law.  This  Agreement   shall  be  governed  in
accordance with the laws of the State of Utah.

         Section 16 Counterparts. This Agreement may be executed in two or more counterparts, each which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives the day and year first above written.

                                              COVOL TECHNOLOGIES, INC.


                                              By: /s/ Brent M. Cook
                                                 -------------------------
                                              Name:  Brent M. Cook
                                              Title:  President


                                              AJG FINANCIAL SERVICES, INC.


                                              By:  /s/ Mark Strauch
                                                 ----------------------
                                              Name:  Mark Strauch
                                              Title:  Treasurer

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